UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Wesel, Joseph H.
   138 Putnam Street
   P.O. Box 738

   Marietta, OH 45750-0738
2. Issuer Name and Ticker or Trading Symbol
   Peoples Bancorp Inc. (PEBO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   01/10/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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
Common Stock                                  12/23/02    P        1,100         A  $24.000      16,248         I  by Spouse
Common Stock                                                                                     36,363         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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
Non-Qualified Stock Option     $8.467                                                                     10/04/95     04/04/05
(right to buy)
Non-Qualified Stock Option     $13.892                                                                    10/10/97     04/10/07
(right to buy)
Non-Qualified Stock Option     $14.157                                                                                 04/13/10
(right to buy)
Non-Qualified Stock Option     $22.367                                                                    04/09/98     04/09/08
(right to buy)
Non-Qualified Stock Option     $25.760                                                                                 04/11/12
(right to buy)
Deferred Compensation

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   2,923                     2,923         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,917                     4,917         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   1,648                     1,648         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   1,647                     1,647         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   1,100                     1,100         D   Direct
(right to buy)
Deferred Compensation                    Common Stock                   6,729                     6,729         D   Direct

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Gary L. Kriechbaum
    For: Joseph H. Wesel
DATE 01/10/03